Exhibit 10.1

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

by and among

NORDSTROM, INC.,
NORDSTROM CREDIT, INC.,
NORDSTROM FSB,
and
TD BANK USA, N.A.

Dated as of May 25, 2015

PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of May 25, 2015 (the “Agreement Date”), by and among Nordstrom, Inc., a Washington corporation with its principal offices in Seattle, Washington (“Nordstrom”), Nordstrom Credit, Inc., a Colorado corporation with its principal offices in Centennial, Colorado (“NCI”), Nordstrom fsb, a federal savings bank with its main offices in Scottsdale, Arizona (“Company Bank” and, collectively with Nordstrom and NCI, the “Company Entities”), and TD Bank USA, N.A., a national banking association with its principal offices as of the Agreement Date in Wilmington, Delaware (the “Purchaser”).
RECITALS
WHEREAS, Nordstrom is, among other things, (i) engaged in the business of selling merchandise through retail stores and by other means and (ii) directly and indirectly through certain of its Subsidiaries, including Company Bank, NCI and Nordstrom Credit Card Receivables II LLC, a Delaware limited liability company (“LLC”), engaged in the extension of credit to Cardholders, the servicing of Accounts, billings, collections, processing of Account transactions and the administration of the Accounts and the ownership, administration and maintenance of Gross Receivables (as such terms are defined herein);
WHEREAS, pursuant to this Agreement, the Company Entities desire to sell to the Purchaser, and the Purchaser desires to purchase from the Company Entities, the Acquired Assets (as defined below) pursuant to the terms contained, and in the manner described, herein;
WHEREAS, pursuant to this Agreement, Company Bank desires to retain or acquire from the Company Entities, and the Purchaser desires to permit Company Bank to retain or acquire from the Company Entities, the Employee Accounts, the Corporate Accounts, the Prohibited Accounts and all indebtedness arising thereunder pursuant to the terms contained, and in the manner described, herein;
WHEREAS, on the date hereof, Nordstrom, Company Bank and the Purchaser are entering into a Credit Card Program Agreement (the “Credit Card Program Agreement”) that provides for, among other things, the issuance and acceptance of Credit Cards, the processing and servicing of the related Accounts, and the conduct of related marketing activities;
WHEREAS, simultaneously with the execution hereof, and in consideration for the Company Entities’ willingness to enter into this Agreement, TD Bank U.S. Holding Company (the “Bank Guarantor”), has executed and delivered to Nordstrom a guaranty (the “Guaranty”) pursuant to which the Bank Guarantor has guaranteed, in full, the obligations and performance of the Purchaser under this Agreement and the Credit Card Program Agreement; and
WHEREAS, simultaneously with the Closing under this Agreement, the Company Entities, the Purchaser and certain of their respective Affiliates desire to enter into the Ancillary Agreements in order to effectuate the transactions contemplated hereby.
NOW, THEREFORE, in consideration of the premises, and of the mutual representations and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I
DEFINITIONS
Section 1.1    Definitions of Certain Terms.
(a)    In this Agreement, the following terms are used with the meanings assigned below:
“Account” means each Private Label Account or Co-Branded Account owned by Company Bank as of the Cut-Off Time and existing as of the Closing Date, excluding Employee Accounts, Prohibited Accounts and Corporate Accounts.
“Accountant” has the meaning set forth in subsection 2.4(c).
“Accrued Interest” means the aggregate amount of all finance charges that were accrued and earned, but not billed or posted to the Accounts as of the Cut-Off Time (or, solely with respect to the Estimated Closing Statement, as of the close of business on the fifth Business Day immediately preceding the Closing Date), in a manner consistent with the Company Entities’ past practices with respect to accruing finance charges.
“Acquired Assets” means all right, title and interest of the Company Entities in and to the following assets and properties, except to the extent they constitute Excluded Assets:
(i)    the Accounts and the Gross Receivables accrued as of the Cut-Off Time related to the Accounts;
(ii)    the applications for Accounts pending and solicitations, if any, for Accounts outstanding as of the Cut-Off Time;
(iii)    the Account Documentation, the Cardholder List, the Cardholder Data relating to the Accounts (whether or not duplicated in the Shopper Data) and the Master File, subject to the rights of the Company Entities, including the right to hold such items in their capacity as servicer on behalf of the Purchaser following the Closing Date in accordance with the Credit Card Program Agreement and without limiting the Company Entities’ rights to Shopper Data (whether or not such Shopper Data is duplicated in the Cardholder List, Cardholder Data or the Master File);
(iv)    all interchange income earned on or after the Cut-off Time with respect to the Accounts;
(v)    the bank identification numbers relating to the Co-Branded Accounts; and
(vi)    all rights (including rights of recovery), claims, credits, causes of action and rights of set-off against third parties to the extent relating to the assets referred to in clauses (i) through (v) but not including any insurance policies or other rights under Contracts not included in the assets described in clauses (i) through (v), in each case, arising upon or after the Closing.
“Action” means any claim, action, complaint, investigation, petition, suit or other proceeding, whether civil, criminal or administrative, at law or in equity, or before any arbitrator or Governmental Authority.
“Agreement” has the meaning set forth in the Preamble.
“Agreement Date” has the meaning set forth in the Preamble.
“Allocation Statement” has the meaning set forth in subsection 2.5(a).
“Ancillary Agreements” means the Credit Card Program Agreement and the Instrument of Assignment and Assumption.
“Ancillary Product Contract” means any Contract with any Cardholder to provide debt protection (including any Contract with an Cardholder for the provision of any of Company Entities’ debt cancellation products), identity theft protection, credit score tracking, credit monitoring and insurance products and other products that are supplementary to the credit provided by an Account.
“ASC 860” means FASB Accounting Standards Codification (ASC) Topic 860 (formerly Statement of Financial Accounting Standards (FAS) 140 and 166).
“Assumed Liabilities” means, with respect to the Acquired Assets, the following Liabilities of the Company Entities (other than Excluded Liabilities):
(i)    all obligations to Cardholders to perform the obligations arising under the Credit Card Agreements including payment of credit balances and credit for returned goods and services, as of the Cut-Off Time, on and after the Closing Date, except to the extent such Liabilities would have been paid, performed or otherwise discharged on or prior to the Closing Date, but for a breach or default by a Company Entity, or to the extent the same arise out of any such breach or default, under the Credit Card Agreements;
(ii)    all Ordinary Course Liabilities;
(iii)    all fees, normal operating assessments and other charges of the Network relating to the Accounts that are incurred or accrue on or after the Closing Date with respect to transactions that occurred after the Cut-Off Time, provided, that Network Fees shall be subject to the terms of the Credit Card Program Agreement; and
(iv)    except as set forth in Section 6.2 or Section 6.3, all Liabilities for Taxes with respect to the Acquired Assets for any period (or portion thereof) beginning on or after the Closing Date.

“Bank Guarantor” has the meaning set forth in the Recitals.
“Business” means the Credit Card business of the Company Entities and their Affiliates relating to the Accounts, including the extension of credit to Cardholders, the servicing of the Accounts, billing, collections, processing of Account transactions and the administration of the Accounts and Gross Receivables, but excluding the retail business of Nordstrom and its Affiliates and the Loyalty Program.
“Business Policies and Procedures” means the policies and normal, day-to-day operating procedures, and practices in compliance with such policies, and the normal financial accounting guidelines for the conduct of the Business, including any policies relating to debt sales, the Risk Management Policies and the Compliance Management Program.
“Closing” has the meaning set forth in subsection 3.1(a).
“Closing Date” has the meaning set forth in subsection 3.1(a).
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Bank” has the meaning set forth in the Recitals.
“Company Entities” has the meaning set forth in the Preamble.
“Company Entity Fundamental Representations” has the meaning set forth in subsection 9.1(a).
“Confidentiality Agreement” has the meaning set forth in subsection 5.1(a).
“Constituent Documents” means the articles of association, articles of incorporation, certificate of incorporation, by-laws and/or other equivalent organizational documents, as appropriate, of any Person.
“Contract” means, with respect to any Person, any agreement, undertaking, contract, indenture, deed of trust or other instrument, document or agreement by which that Person, or any amount of its properties, is bound and/or subject.
“Credit Card Program Agreement” has the meaning set forth in the Recitals.
“Cut-Off Time” means the time of cessation of file maintenance and Account servicing as of the close of business on the calendar day immediately preceding the Closing Date.
“De Minimis Claim Amount” has the meaning set forth in Schedule I.
“Deductible Amount” has the meaning set forth in Schedule I.
“Disclosure Schedule” means, with respect to the Company Entities or the Purchaser, a schedule delivered as part of this Agreement setting forth, among other things, items in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more of the representations or covenants contained in this Agreement; provided, that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation will not be considered an admission by the disclosing party that such item (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance or that such item has had, or is reasonably expected to result in, a Material Adverse Effect with respect to the disclosing party, the Business or the Acquired Assets.
“Estimated Closing Statement” means a statement prepared by Nordstrom, substantially in the form of Annex B, showing in reasonable detail the estimated calculation of the Purchase Price, based on data available as of the close of business on the fifth Business Day preceding the Closing Date.
“Estimated Purchase Price” means the amount payable by the Purchaser on the Closing Date in accordance with the Estimated Closing Statement (which, for the avoidance of doubt, shall not include any amount with respect to any Written-Off Accounts).
“Excluded Assets” means all of the assets of the Company Entities not being acquired by the Purchaser pursuant to this Agreement, including the following:
(i)    cash and cash equivalents of the Company Entities or any of their Affiliates;
(ii)    insurance policies maintained by or for the benefit of the Company Entities and all claims accrued thereunder;
(iii)    Intellectual Property, other than rights to the items described in clause (iii) of the definition of Acquired Assets;
(iv)    assets of any Company Entity or any of its Affiliates sold or otherwise disposed of, without violation of this Agreement, during the period prior to the Closing Date;
(v)    assets relating to the Company Entities’ employee benefit agreements, plans or other arrangements;
(vi)    claims, credits, causes of action, or rights of set-off against third parties, to the extent not arising principally from the Acquired Assets or which relate principally to an Excluded Liability;
(vii)    the federal savings bank charter of Company Bank, and all licenses, permits or other authorizations of any Governmental Authority held or used by the Company Entities;
(viii)    interests in real property;

(ix)    personal property of the Company Entities (which for the avoidance of doubt, shall not include the items of property described in clauses (i) through (v) of the definition of Acquired Assets);
(x)    Shopper Data (whether or not duplicated in the Cardholder List and the Cardholder Data, which constitute Acquired Assets);
(xi)    prepaid Taxes, Tax payments due from any of the Company Entities’ Affiliates, and entitlements to refunds, credits, offsets, sales tax recovery on bad debt or other benefits for overpayment of Taxes relating, in each case, to any period (or portion thereof) prior to the Closing Date;
(xii)    all rights under any Contracts (including the Securitization Documents), other than the Credit Card Agreements;
(xiii)    the Employee Accounts and all indebtedness arising thereunder;
(xiv)    the Corporate Accounts and all indebtedness arising thereunder;
(xv)    the Prohibited Accounts and all indebtedness arising thereunder;
(xvi)    loan loss reserves and reserves for unused lines of credit; and
(xvii)    intercompany Contracts between the Company Entities and any of their Affiliates.
“Excluded Liabilities” means Liabilities of the Company Entities, other than the Assumed Liabilities, of any kind whatsoever, whether presently in existence or arising hereafter, including:
(i)    except as provided in Section 6.2, (A) all Liabilities for Taxes with respect to the Acquired Assets for any period (or portion thereof) ending prior to the Closing Date, including Tax payments due to Affiliates and (B) all income Tax Liabilities attributable to the sale of the Acquired Assets pursuant to this Agreement;
(ii)    the portion of any Liability to the extent related to an Excluded Asset, including Company Bank’s obligations as servicer and except as otherwise provided in the Credit Card Program Agreement, any costs of incurred by the Company Entities as servicer of the Accounts;
(iii)    any Liability of any Company Entity or any of its Affiliates, including any Liability arising out of any Action, whether instituted before or after the Closing Date, other than Ordinary Course Liabilities, relating to, associated with or arising from the operation of the Business, the Acquired Assets, the Loyalty Program prior to the Cut-Off Time or from any facts, circumstances or events existing or occurring prior to the Cut-Off Time, whether such Liability is first asserted prior to, on or after the Cut-Off Time;

(iv)    any Liability to the extent related to, associated with or arising out of any Contract of the Company Entities or their Affiliates, other than the Credit Card Agreements;
(v)     any Liability that results from an act, or failure to act, by the Company Entities or any of their Affiliates that relates to any claims by any current, former or putative employee of the Company Entities or any of their Affiliates or any Liability relating to employee benefits or compensation arrangements, including Liabilities or obligations under any Company Entity’s employee benefit agreements, plans or other arrangements or in connection with workers compensation or other medical claims made by employees of the Company Entities or their Affiliates; and
(vi)    any Liability related to, associated with or arising out of the defeasance of the Company Entities’ obligations in respect of the Series 2011-1 Notes and under the Securitization Documents.
“FASB” means the Financial Accounting Standards Board.
“Final Closing Statement” means a statement prepared by Nordstrom, substantially in the form of Annex C, showing in reasonable detail the calculation of the Purchase Price.
“Financing Statements” has the meaning set forth in subsection 2.1(c)(ii).
“Gross Receivables” means, as of the Cut-Off Time (or, solely with respect to the Estimated Closing Statement, as of the close of business on the fifth Business Day preceding the Closing Date): (a) all amounts owing by Cardholders that are posted to Accounts, including outstanding loans, cash advances and other extensions of credit, finance charges including Accrued Interest, late payment fees, and any other fees, charges and interest on the Accounts, in each case, whether or not billed; less (b) any credit balances owed to Cardholders, any credits associated with returns, and any similar credits or adjustments, in each case, that are posted to Accounts, whether or not billed.
“Guaranty” has the meaning set forth in the Recitals.
“Indemnified Party” has the meaning set forth in subsection 9.4(a).
“Indemnifying Party” has the meaning set forth in subsection 9.4(a).
“Indemnity Cap Amount” has the meaning set forth in Schedule I.
“Indenture” means that Amended and Restated Master Indenture, dated as of May 1, 2007, between the Trust and Wells Fargo Bank, National Association, together with the Series 2011-1 Indenture Supplement thereto, dated as of November 22, 2011, as the same may be amended or restated from time to time.

“Indenture Trustee” means Wells Fargo Bank, N.A., as indenture trustee, under the Indenture, or any successor thereto thereunder.
“Instrument of Assignment and Assumption” means the Instrument of Assignment and Assumption in the form attached as Annex A.
“Knowledge” means (a) for the Company Entities, the actual knowledge of any of the individuals listed on Schedule F-1; and (b) for the Purchaser, the actual knowledge of any of the individuals listed on Schedule F-2, in each case as referred to in clause (a) or (b), after reasonable inquiry of the direct reports of such listed individuals.
“Liability” means any debt, liability, commitment or obligation, of any kind whatsoever, whether due or to become due, known or unknown, accrued or fixed, absolute or contingent, or otherwise.
“LIBOR” means the rate for deposits in the United States dollars for a one-month period which appears on Reuters Screen LIBOR01 Page or on such comparable system as is customarily used to quote LIBOR as of 11:00 a.m., London time, on the Closing Date.
“Lien” means, with respect to any property, any lien, security interest, adverse claim of a creditor or interest, mortgage, pledge, right of first refusal, transfer restriction, charge or encumbrance relating to that property, including the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property except, in all cases, to the extent such Lien is a Permitted Lien.
“LLC” has the meaning set forth in the Preamble.
“Losses” has the meaning set forth in Section 9.2.
“Master File” means an electronic file (standardized data output (tab delimited) that can be recognized by an Access / SQL server) from the system of record maintained on behalf of the Company Entities by First Data Corporation reflecting the Accounts and posted portion of the Gross Receivables as of the Cut-Off Time in support of the Final Closing Statement.
“Material Adverse Effect” means:
(i)    with respect to the Business or the Acquired Assets, any change, event or effect that is materially adverse to the business, results of operations or financial condition of the Business, taken as a whole, or to the value of the Acquired Assets, taken as a whole, excluding any effect or change attributable to or resulting from (1) events, conditions or occurrences in economic, business or financial conditions generally affecting the credit card services, consumer credit or banking industries (except to the extent that the Acquired Assets or the Business are disproportionately affected relative to other retailer credit card programs and businesses by any such events, conditions or occurrences), (2) financial market conditions, including interest rates or changes therein (except to the extent that the Acquired Assets or the Business are disproportionately affected relative to other retailer credit card programs or businesses by any such conditions), (3) changes in laws, GAAP or regulatory accounting principles (except to the extent that the Acquired Assets or the Business are disproportionately affected relative to other retailer credit card programs or businesses by any such changes), (4) any action, omission, change, effect, circumstance or condition attributable to the signing and announcement of this Agreement and the Ancillary Agreements, (5) any actions or omissions expressly required by the terms of this Agreement or the Ancillary Agreements (excluding the Company Entities’ obligations in Section 5.2(a) (except for actions taken pursuant to any of clauses (A) through (C) thereof)); and
(ii)    with respect to the Company Entities or the Purchaser, a material impairment of the ability of the relevant Person or Persons to perform its or their material obligations under this Agreement or the Ancillary Agreements or consummate the transactions contemplated by this Agreement or the Ancillary Agreements on a timely basis.
“NCI” has the meaning set forth in the Preamble.
“Nordstrom” has the meaning set forth in the Preamble.
“Ordinary Course Liabilities” means obligations of Company Entities with respect to Accounts as of the Cut-Off Time arising in the ordinary course of account management, including Liability for ordinary course billing errors, ordinary course disputes (including write-offs, credit adjustments or balance waivers in connection with ordinary-course collections Actions with respect to individual Cardholders), ordinary course customer service adjustments, redebits for returned payments, and similar ordinary course adjustments with respect to transactions that occurred at or before the Cut-Off Time, in each case to the extent such adjustments are subject to the settlement provisions of the Credit Card Program Agreement; provided, that Ordinary Course Liabilities do not include (a) any Liabilities relating to any failure by the Company Entities or their Affiliates to comply with applicable Requirements of Law or the terms or conditions of the Credit Card Agreements prior to the Closing Date or (b) adjustments for Fraud and adjustments that result from fraudulent acts by the Company Entities and any employees or representatives thereof).
“Permitted Liens” means Liens (i) for Taxes, assessments and other governmental charges or levies (1) not yet due and payable or (2) are being contested in good faith through appropriate action, as to which adequate reserves have been established in accordance with GAAP, or (ii) created under the Securitization Documents, provided, that such Liens referred to in clause (ii) shall be released at the Closing.
“Prohibited Account” means any account for which the Cardholder’s name is on any list of prohibited individuals maintained by any United States Governmental Authority, the Cardholder resides in a country on a list of prohibited countries maintained by any United States Governmental Authority, or the Cardholder is associated with any individuals, entities or countries on a prohibited list maintained by any United States Governmental Authority, in each case, as identified by the Company Entities, if any, as of the Cut-Off Time.
“Purchase and Assumption” has the meaning set forth in subsection 3.1(a).
“Purchase Price” means the purchase price payable in accordance with the Final Closing Statement, as finally determined in accordance with Section 2.4.
“Purchaser” has the meaning set forth in the Preamble.
“Purchaser Fundamental Representations” has the meaning set forth in subsection 9.1(a).
“Rating Agency Condition” has the meaning set forth in the Indenture.
“Receivables Purchase Agreement” means the Amended and Restated Receivables Purchase Agreement, dated as of May 1, 2007, between NCI, as seller, and LLC, as purchaser.
“Requirement of Law” means, with respect to any Person, the Constituent Documents of such Person, and any Applicable Law (as defined in the Credit Card Program Agreement, read without the limitation to application to the Program or any party to the Credit Card Program Agreement) applicable to or binding upon such Person or to which such Person or its property is subject.
“Requisite Regulatory Approvals” means the consents, registrations, approvals, non-objections, permits or authorizations required by any Governmental Authority for the Purchase and Assumption set forth in Schedule C-3.
“Securitization Bank Accounts” means any spread account, reserve account, collection account, principal funding account or other similar accounts created pursuant to the Securitization Documents.
“Securitization Documents” means the Receivables Purchase Agreement, the Transfer and Servicing Agreement, the Trust Agreement, the Indenture and each other Contract designated as such on Schedule A.
“Securitization Receivables” means, as of any date, the undivided interest in the Gross Receivables that have been transferred to the Trust and that have not been reassigned to NCI as the seller under the Receivables Purchase Agreement.
“Series 2011-1 Notes” means the series of notes issued by the Trust pursuant to the Indenture.
“Subsidiary” means, with respect to any Person, any other Person a majority of the outstanding voting stock or securities of which are owned directly or indirectly by such Person.

“Tax Opinion” means “Tax Opinion”, as such term is defined in the Indenture, delivered by Chapman and Cutler LLP, special counsel for the Company Entities.
“Tax Return” means any return, declaration, report or similar statement or information required to be filed with respect to any Taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated Tax.
“Taxes” means (i) any income, alternative or add-on minimum tax, gross receipts, sales, use, transfer, gains, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign) and (ii) any Liability for the payment of any amounts of the type described in clause (i) above as a result of being or having been a member of any group of corporations that files, will file, or has filed Tax Returns on a combined, consolidated or unitary basis for any period, as a result of any obligation under any agreement or arrangement (including any tax sharing arrangement), as a result of being a transferee or successor, or by contract or otherwise.
“Transfer and Servicing Agreement” means the Amended and Restated Transfer and Servicing Agreement, dated as of May 1, 2007, between LLC, Company Bank, Wells Fargo Bank, National Association and the Trust, as amended.
“True Sale Opinion” means an opinion from Chapman and Cutler LLP, special counsel for the Company Entities, addressed to the Company Entities and to the Purchaser, subject to customary qualifications, assumptions, limitations and exceptions, in form and substance reasonably satisfactory to the Company Entities and the Purchaser, that as a legal matter under current case law interpretations, in a proceeding under the Bankruptcy Code in which LLC were a debtor, a court that properly analyzed and applied the law and facts in a properly presented and argued case would conclude that the transfer of LLC’s right, title and interest in the Gross Receivables under this Agreement constitutes an absolute assignment of such assets such that, as a result: (a) Section 362(a) of the Bankruptcy Code would not apply to stay payment to the Purchaser of amounts collected with respect to such assets and the identifiable proceeds thereof (as defined in Section 9-102 of the UCC); and (b) such assets and the identifiable proceeds thereof (as defined in Section 9-102 of the UCC) would not be property of LLC’s bankruptcy estate under Section 541 of the Bankruptcy Code.
“Trust” means Nordstrom Credit Card Master Trust II.
“Trust Agreement” means the Second Amended and Restated Trust Agreement, dated as of May 1, 2007, between LLC and Wilmington Trust Company, owner trustee, as amended.

“Unreasonable Condition” means any modification, divestiture, restriction or condition imposed in connection with obtaining the Requisite Regulatory Approvals that (i) would be so material and adverse with respect to the benefits to the Purchaser or the Company Entities of the Purchase and Assumption that the Purchaser or the Company Entities would not have entered into this Agreement under substantially similar economic terms had the Purchaser or Company Entities known that such modification, divestiture, restriction or condition would be imposed or (ii) any condition described in Schedule 1.1 of the Company Entities’ Disclosure Schedule.
“Written-Off Accounts” means all Private Label Accounts and Co-Branded Accounts owned by the Company Bank as of the Cut-Off Time and existing as of the Closing Date under the Program that have been charged-off or written-off as of the Cut-Off Time, or should have been charged-off or written-off as of the Cut-Off Time in accordance with the Business Policies and Procedures.
(b)    Capitalized terms used but not defined herein have the meanings assigned to them in the Credit Card Program Agreement; provided, that, to the extent applicable, such terms shall be read without limitation to application to the Program or any party to the Credit Card Program Agreement.
Section 1.2    Interpretation.
(a)    In this Agreement, unless the context otherwise requires, references to:
(i)    the Preamble or the Recitals, Sections, Annexes or Schedules refer to the Preamble or a Recital or Section of, or Annex or Schedule to, this Agreement;
(ii)    a Contract (including this Agreement) refers to the Contract as amended, modified, supplemented or replaced from time to time;
(iii)    any statute or regulation refer to the statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute or regulation include any successor to the section;
(iv)    any Governmental Authority includes any successor to the Governmental Authority; and
(v)    this Agreement means this Agreement, the Schedules, the Disclosure Schedules and the Annexes hereto.
(b)    The table of contents and headings contained in this Agreement are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement.
(c)    Whenever the word “include,” “includes” or “including” is used in this Agreement, it will be deemed to be followed by the words “without limitation.”

(d)    Unless the context otherwise requires, the word “or” when used in this Agreement will be deemed to have the inclusive meaning represented by the phrase “and/or.”
(e)    This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the other.
ARTICLE II

PURCHASE, SALE AND ASSUMPTION
Section 2.1    Purchase and Sale.
(a)    On the terms and subject to the conditions of this Agreement, at the time of the Closing and effective from and after the Closing, the Company Entities shall sell, convey and assign to the Purchaser, free and clear of all Liens (other than Permitted Liens), the Acquired Assets, and the Purchaser shall purchase all such Acquired Assets. The operation of the Program with respect to the Acquired Assets will be subject to the terms and conditions of the Credit Card Program Agreement.
(b)    (i) On and after the Closing Date, the Purchaser shall be the sole and exclusive owner of the Accounts and the other Acquired Assets, and shall have all rights, powers, and privileges with respect thereto as such owner. The Company Entities or their Affiliates shall be the sole and exclusive owners of the Employee Accounts, the Corporate Accounts and the Prohibited Accounts. All purchases and cash advances in connection with the Accounts and the Gross Receivables related to such Accounts outstanding as of the Closing Date or thereafter effected shall create the relationship of debtor and creditor between the Cardholder and the Purchaser, respectively; provided, that, for the avoidance of doubt, with respect to the Employee Accounts, the Corporate Accounts, the Prohibited Accounts and the gross receivables related thereto outstanding as of the Closing Date, the relationship of debtor and creditor shall be created or retained between the Cardholder and the Company Bank. The Company Entities acknowledge and agree that, following the Closing Date, (A) except as set forth in the Credit Card Program Agreement, they shall have no right, title or interest in or to, any of the Accounts or the Account Documentation related to such Accounts or any proceeds of the foregoing, and (B) the Purchaser shall extend credit directly to Cardholders.
(ii)    Except as expressly provided in the Credit Card Program Agreement, the Purchaser shall be entitled to (A) receive all payments made by Cardholders on Accounts, and (B) retain for its account all Gross Receivables related to Accounts and such other fees and income authorized by the Credit Card Agreements and collected by the Purchaser with respect to the Accounts and the Gross Receivables related to such Accounts.
(c)    (i) The parties hereto intend that, for all purposes, the transactions contemplated hereby shall be treated as a purchase and sale of the Acquired Assets. Upon the Purchaser’s purchase of the Acquired Assets, all of Company Entities’ right, title and interest therein shall be transferred to the Purchaser as provided in this Article II. However, as a precaution in the unlikely event that any person asserts that Article 9 of the UCC applies or may apply to the transaction contemplated hereby, and to secure Company Entities’ payment of and performance of all obligations of Company Entities to the Purchaser, each Company Entity hereby grants to the Purchaser a first priority security interest in all of such Company Entity’s right to and interest in, whether now existing or hereafter created or acquired, the Acquired Assets and proceeds thereof to secure a loan deemed to have been made by the Purchaser to the Company Entities in an amount equal to the Purchase Price.
(ii)    The Purchaser shall prepare at or prior to the Closing Date such financing statements (the “Financing Statements”) as the Purchaser reasonably determines are necessary or appropriate to fully preserve, maintain and protect the interest of the Purchaser in the Acquired Assets and proceeds thereof, and the Company Entities shall reasonably cooperate with the Purchaser in connection with the preparation thereof. Each Company Entity hereby authorizes the Purchaser on or after the Closing Date to file such Financing Statements and any continuation statements and amendments thereto in all jurisdictions and with all filing offices as the Purchaser may reasonably determine are necessary or advisable to protect the interest of the Purchaser in the Acquired Assets and proceeds thereof. Following filing of such Financing Statements in such jurisdictions as the Purchaser may reasonably determine is necessary or appropriate to fully preserve, maintain and protect the interest of the Purchaser in the Acquired Assets and proceeds thereof, the Purchaser shall provide the Company Entities with file-stamped copies of, or filing receipts for, such Financing Statements as soon as available.
Section 2.2    Assumption of Liabilities. On the terms and subject to the conditions of this Agreement from and after the Closing Date, the Purchaser agrees to assume, pay, defend, discharge and perform as and when due the Assumed Liabilities; provided, that the terms of the operation of the Program with respect to the Assumed Liabilities will be subject to the terms and conditions of the Credit Card Program Agreement.
Section 2.3    Excluded Liabilities. Notwithstanding any provision in this Agreement or any other writing to the contrary, on the Closing Date the Purchaser is assuming only the Assumed Liabilities and the Purchaser is not assuming any Excluded Liabilities, which will be retained by the Company Entities.
Section 2.4    Purchase Price; Purchase Price Adjustment.
(a)    On the second Business Day before the Closing Date, Nordstrom will deliver to the Purchaser the Estimated Closing Statement reflecting the Company Entities’ calculation of the Estimated Purchase Price together with documentation in support of the calculation of the amounts set forth in the Estimated Closing Statement and shall consider in good faith any reasonable corrections thereto suggested by Purchaser prior to the Closing Date.
(b)    Within sixty (60) Business Days after the Closing Date, Nordstrom will deliver to the Purchaser the Final Closing Statement and all material working papers used to support the calculations contained in the Final Closing Statement.
(c)    The Purchaser shall, within thirty (30) days after receipt of the Final Closing Statement, advise Nordstrom in writing and in reasonable detail of any inaccuracies it believes were reflected in the Final Closing Statement. In the event no such objection is delivered to Nordstrom within such time period, the Final Closing Statement, as delivered to the Purchaser, shall be final and binding upon the parties. In the event the Purchaser delivers such an objection, Nordstrom and the Purchaser shall attempt in good faith to resolve their differences. In the event all differences are not resolved within thirty (30) days following delivery by the Purchaser of an objection, then the issues remaining unresolved shall be determined by an independent public accountant mutually acceptable to Nordstrom and the Purchaser (the “Accountant”). The Accountant shall resolve all disputed items in accordance with the provisions of this Agreement. In making its determination, the Accountant may only consider those items and amounts as to which the Purchaser and Nordstrom have disagreed within the time periods specified. The Accountant’s determination shall be final and binding on the parties hereto and such determination shall be conclusive and not subject to appeal absent manifest error. The fees of the Accountant will be shared by the Purchaser and Nordstrom in proportion to the relative differences between their respective calculations of the Purchase Price and the amount determined by the Accountant.
(d)    If the Estimated Purchase Price exceeds the Purchase Price, then the Company Entities shall, within five (5) Business Days after such final determination, pay such excess to the Purchaser, together with interest on such excess for the period from and including the Closing Date to but excluding the date of such payment at a rate per annum equal to LIBOR, by wire transfer of immediately available funds (in U.S. dollars) to an account or accounts specified by the Purchaser. If the Estimated Purchase Price is less than the Purchase Price, then the Purchaser shall, within five (5) Business Days after such final determination, pay such deficiency to the Company Entities together with interest on such deficiency for the period from and including the Closing Date to but excluding the date of such payment at a rate per annum equal to LIBOR, by wire transfer of immediately available funds (in U.S. dollars) to an account or accounts specified by Nordstrom. Each party to this Agreement will make available to the other parties, and to the Accountant, its and its accountant’s work papers, schedules and other supporting data as may be reasonably requested by such party to enable it to verify the amounts set forth in the Final Closing Statement.
(e)    The Company Entities agree that they shall be solely responsible for any draft retrievals, chargebacks, representments or incorrectly posted transactions that occur on or prior to the Cut-Off Time and that relate to an Account. The Purchaser agrees that it shall be solely responsible for any draft retrievals, chargebacks, representments or incorrectly posted transactions that occur after the Cut-Off Time and that relate to an Account.
(f)    The Company Entities shall be entitled to retain payments on Accounts from Cardholders received and posted to the Accounts by any of the Company Entities on or prior to the Cut-Off Time. All payments received by the Company Entities after the Cut-Off Time related to the Accounts or received prior to the Cut-Off Time but not posted to the Account on or prior to the Cut-Off Time shall belong to Purchaser and shall be settled when such amounts are posted to Accounts in accordance with Section 7.2 of the Credit Card Program Agreement.
(g)    On the Closing Date, in addition to the Estimated Purchase Price, the Purchaser shall make to the Company Entities a non-refundable payment as set forth in Schedule J.

Section 2.5    Allocation of Purchase Price.
(a)    On or before the Closing Date, the Purchaser will provide (based on information previously disclosed by the Company Entities) a non-binding draft of a statement for Tax purposes and substantially in the form of Schedule B (the “Allocation Statement”) setting forth a preliminary calculation of the amount of the Purchase Price (including for these purposes any other amount treated as consideration for the Acquired Assets for federal income tax purposes, including the Assumed Liabilities and the payment required by Section 2.4(g)) to be allocated among the Acquired Assets.
(b)    Within sixty (60) days after the Purchase Price is finally determined, the Purchaser shall prepare and deliver to the Company Entities a revised Allocation Statement. If, within fifteen (15) Business Days after the Company Entities’ receipt of such revised draft Allocation Statement, the Company Entities have not objected in writing to such draft Allocation Statement, then the draft Allocation Statement shall become the final Allocation Statement and subsection 2.5(d) shall apply. In the event that the Company Entities object in writing within such fifteen (15) Business Day period, the Company Entities and the Purchaser shall negotiate in good faith to resolve the dispute. If the Company Entities and the Purchaser are unable to reach an agreement within fifteen (15) Business Days after the Purchaser’s receipt of the Company’s written objection, then each of the Company Entities and the Purchaser shall use its own allocation for Tax purposes, and neither the Company Entities nor the Purchaser shall be bound by this Section 2.5, other than subsection 2.5(c).
(c)    Without regard to whether Section 1060 of the Code applies to this sale, the Allocation Statement and the allocation reported on the Tax Returns of the parties will be prepared in accordance with Section 1060 of the Code and the rules and regulations promulgated thereunder. The Allocation Statement will be modified appropriately to take into account subsequent adjustments or additional payments which are treated as purchase price for U.S. federal income Tax purposes.
(d)    If an Allocation Statement is agreed to by the Company Entities and the Purchaser pursuant to subsection 2.5(b), the parties hereto agree to report the allocation of the total consideration among the Acquired Assets in a manner consistent with the Allocation Statement and agree to act in accordance with the Allocation Statement in the preparation and filing of all Tax Returns (including Form 8594 with their respective U.S. federal income tax returns for the taxable year that includes the Closing Date and any other forms or statements required by the Code, applicable Treasury Regulations, the Internal Revenue Service or any applicable state or local taxing authority) and in the course of any Tax audit, Tax review or Tax litigation relating thereto; provided, that the Company Entities, Purchaser or their respective Affiliates shall only be obligated to use commercially reasonable efforts to litigate any challenge to such allocation of the Purchase Price by a taxing authority.
(e)    If an Allocation Statement is agreed to by the Company Entities and the Purchaser pursuant to subsection 2.5(b), the Purchaser and the Company Entities will promptly inform each other of any challenge by any Governmental Authority to any allocation made pursuant to this Section 2.5 and shall consult with and keep each other informed with respect to the status of, and any discussion, proposal or submission with respect to, such challenge.

Section 2.6    Tax Treatment. For the avoidance of any doubt, the Company Entities and the Purchaser agree that the transactions contemplated hereby shall be treated by each of the Company Entities, the Purchaser, and their Affiliates, as a sale of the Acquired Assets by the Company Entities to the Purchaser for all federal and state income Tax purposes. The Company Entities and the Purchaser, and their Affiliates, shall report, act, and file Tax Returns in all respects and for all purposes consistent with such treatment and will not voluntarily take any position inconsistent therewith upon any examination of any Tax Return, in any audit, proceeding or otherwise with respect to any Tax Return unless prohibited under applicable Requirements of Law. The Purchaser and the Company Entities shall promptly notify each other if any Governmental Authority proposes to change such treatment and none of the parties will agree to any adjustment asserted by such Governmental Authority reflecting such changed treatment without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed.
Section 2.7    Master File. As soon as possible after the Closing Date, but in all events within thirty (30) days after the Closing Date, the Company Entities shall provide to the Purchaser the Master File as of the Cut-Off Time.
Section 2.8    Mischaracterized Accounts. If, during the ninety (90) day period following the Closing Date, the Purchaser determined that any asset it acquired under this Agreement should have been identified as a Prohibited Account as of the Cut-Off Time, the Purchaser shall provide the Company Entities with a written notice of such potential Prohibited Account and the Company Entities shall have one (1) Business Day following receipt of such notice, to demonstrate, to the Purchaser’s satisfaction, why such account is not a Prohibited Account; thereafter the Purchaser shall be entitled to either immediately close such Prohibited Account or transfer such account to Company Bank, each subject to the Company Entities’ reasonably cooperating in connection therewith. If, during the ninety (90) day period following the Closing Date, it is determined that any Account designated as a Written-Off Account as of the Cut-Off Time should not have been classified as such, or an Account not classified as a Written Off Account as of the Cut-Off Time should have been so classified as a Written-Off Account, the parties will cooperate to remediate such error(s) by adjusting the Purchase Price accordingly.
ARTICLE III
CLOSING AND ASSIGNMENT
Section 3.1    The Closing.
(a)    The closing (the “Closing”) of the purchase and sale of the Acquired Assets and assumption of the Assumed Liabilities hereunder (collectively, the “Purchase and Assumption”) will take place at the offices of Simpson Thacher & Bartlett LLP on a Business Day not occurring during a Freeze Period that is the first such Business Day occurring on the latest of (i) September 1, 2015, (ii) thirty (30) calendar days following the satisfaction or waiver of the condition in Section 7.1(a) and (iii) the Business Day following the satisfaction or waiver of each of the other conditions set forth in Sections 7.1, 7.2 and 7.3 (other than those conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) in accordance with the terms of this Agreement, or at such other date as the parties hereto jointly designate in writing (the “Closing Date”), it being understood that Purchaser and the Company Entities shall use commercially reasonable efforts to cause the consummation of the Purchase and Assumption to occur by October 1, 2015.
(b)    At the Closing, the Purchaser will, and the Company Entities will, execute and deliver or cause to be executed and delivered to each other the Instrument of Assignment and Assumption in substantially the form set forth in Annex A, and such other instruments as are necessary or appropriate to reflect the Purchase and Assumption and the satisfaction or waiver of the conditions set forth in Article VII.
(c)    At the Closing, the Purchaser will pay the Estimated Purchase Price by initiating a wire transfer of immediately available funds (in U.S. dollars) on the Closing Date to an account or accounts specified by the Company Entities at least two (2) Business Days prior to the Closing Date. The Purchaser and the Company Entities acknowledge that nominal ownership of such account or accounts shall not be determinative as to which applicable Company Entities are treated as receiving all or a portion of the Purchase Price for Tax purposes.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARTIES
Section 4.1    Representations and Warranties of the Company Entities. As of the Agreement Date and the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except as set forth in the Company Entities’ Disclosure Schedule, each of the Company Entities, separately and for itself (including with respect to the aspects of the Business owned and operated by it, if any), and in addition, Nordstrom, with respect to all representations and warranties regarding the Business, represents to the Purchaser as follows and as applicable:
(a)    Existence and Authority. Company Bank is a federal savings bank, duly organized and validly existing under the laws of the United States. NCI is duly organized, validly existing and in good standing under its jurisdiction of organization. Nordstrom is duly organized, validly existing and in good standing under its jurisdiction of organization. Deposit liabilities at the Company Bank are insured by the Federal Deposit Insurance Corporation and all premiums and assessments required to be paid in connection therewith have been paid by Company Bank when due. Each Company Entity has the requisite power and authority to own the Acquired Assets owned by it prior to the sale hereunder and to carry on the Business as currently conducted. Each of Nordstrom and NCI is duly qualified to do business in each jurisdiction where the ownership or operation of the Acquired Assets or the conduct of the Business requires such qualification, except, with respect to being in good standing or qualified to do business, for any failure to be in good standing or be so qualified that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Business, the Acquired Assets or such Company Entity.
(b)    Authorization and Validity. Each Company Entity has the requisite corporate or other power and authority to execute, deliver and perform its obligations under this

Agreement and each of the Ancillary Agreements to which it is a party, subject to receipt of the Governmental Authority approvals referred to in subsection 4.1(c) in the case of the obligations to complete the Purchase and Assumption contemplated hereby. This Agreement and each Ancillary Agreement has been duly authorized by each Company Entity party thereto. This Agreement has been duly executed and delivered by each Company Entity and each Ancillary Agreement has been, or shall have been at the Closing Date, duly executed and delivered by each Company Entity party thereto. Assuming that this Agreement and the Credit Card Program Agreement have been, and that the other Ancillary Agreements have been or will be on or prior to the Closing Date, duly authorized, executed and delivered by the Purchaser and the other parties thereto, each of this Agreement and the Credit Card Program Agreement is, and each of the other Ancillary Agreements is or will be, at the Closing Date, the legal, valid and binding obligation of each Company Entity party thereto, enforceable against each such Company Entity in accordance with its respective terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer and other laws affecting creditors’ rights generally and to general equitable principles.
(c)    Governmental and Third-Party Consents. Except as set forth in Schedule C-1, no notices, reports or other filings (other than the filing of a Form 8-K with the Securities and Exchange Commission) are required to be made by the Company Entities with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by it from, any Governmental Authority or any other third party in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Company Entities or the consummation by Company Entities of the transactions contemplated by this Agreement or the Ancillary Agreements (including performance by Nordstrom and its Affiliates of their servicing obligations following the Closing Date), except for such notices, reports, filings, consents, registrations, approvals, permits or authorizations, the failure to make or obtain which would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (without giving effect to clauses (i)(a)(3) and (i)(a)(4) of the definition of Material Adverse Effect) on the Business, a Company Entity or the Acquired Assets following the Closing Date.
(d)    No Conflicts. The execution, delivery and performance by the Company Entities of this Agreement and the Ancillary Agreements do not, and (subject to obtaining the Governmental Authority and third-party consents referred to in subsection 4.1(c)), the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not:
(i)    breach, violate, conflict with, or be prohibited by the Constituent Documents of the Company Entities;
(ii)    breach, violate, conflict with, or be prohibited by any other Requirements of Law applicable to the Company Entities;
(iii)    breach, violate, create material obligations under, conflict with, be prohibited by or result in a default under the terms, conditions or provisions of any Contract of any Company Entity, or give any Person the right to terminate or cancel any right of any Company Entity under any Contract of such Company

Entity, or accelerate the performance of its obligations thereunder, in each case where such Contract relates to the Business or is binding upon the Acquired Assets; or
(iv)    result in the creation of any Lien (other than a Permitted Lien) on any Acquired Asset (with or without the giving of notice or the lapse of time, or both), other than the Lien created by this Agreement;
except in each case described in clauses (ii), (iii) and (iv), for any breach, violation, default, termination, cancellation, acceleration or Lien that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (without giving effect to clauses (i)(a)(3) and (i)(a)(4) of the definition of Material Adverse Effect) on the Business, a Company Entity or the Acquired Assets.
(e)    Internal Control. Since January 31, 2013, none of the Company Entities nor any of the officers, independent accountants, board of directors, or audit committees of the boards of directors (if any) of the Company Entities has received any oral or written notification of any (i) “significant deficiency” in any of the Company Entity’s internal controls over financial reporting relating to the Business, (ii) “material weakness” in any of the Company Entity’s internal controls over financial reporting relating to the Business or (iii) fraud that involves management or other employees of any of the Company Entities who have a significant role in such Company Entity’s internal controls over financial reporting relating to the Business. There is no outstanding “significant deficiency” or “material weakness” relating to the Business which, as certified by the Company Entities’ independent accountants, has not been appropriately and adequately remedied by the Company.
(f)    Absence of Certain Changes. Since (i) January 31, 2015 and through the Agreement Date, the Business has been conducted in all material respects in the ordinary course in accordance with past practices and standards and has been operated in all material respects in compliance with the Business Policies and Procedures as in effect at the applicable times; (ii) January 31, 2015, there has not been any event, occurrence, change or circumstance that has had a Material Adverse Effect on the Acquired Assets, the Business or the Company Entities, or would reasonably be expected to have, a Material Adverse Effect on the Acquired Assets, the Company Entities or the Business following the Closing Date; and (iii) January 31, 2015, no Company Entity has taken any action that would have been prohibited or otherwise restricted under Section 5.2 (other than Section 5.2(b)(i)) hereof, had such action been taken after the Agreement Date but prior to the Closing Date.
(g)    Title to Properties; Encumbrances. Each Company Entity is the legal and beneficial owner of good title and all right and interest in the Acquired Assets to be sold by it to the Purchaser, free and clear of all Liens, other than (i) Permitted Liens and (ii) Liens created pursuant to the Securitization Documents that will have been released at the Closing, and each Company Entity selling Acquired Assets pursuant hereto has the sole right to sell and transfer the Acquired Assets to be sold by it to the Purchaser (subject to the release of the Liens set forth in the Securitization Documents in the case of Acquired Assets subject thereto).

(h)    Litigation. There are no material Actions pending against a Company Entity or Affiliate thereof in connection with the Business or any Acquired Asset, or to a Company Entity’s Knowledge, threatened against a Company Entity or Affiliate thereof, with respect to the Business or the Acquired Assets. There are no Actions pending or to a Company Entity’s Knowledge, threatened that (i) assert the invalidity or unenforceability of this Agreement, (ii) seek to prevent the consummation of any of the transactions contemplated by this Agreement, or (iii) seek any determination or ruling that, individually or in the aggregate, would materially and adversely affect the performance by a Company Entity of its obligations under this Agreement.
(i)    Compliance with Laws. Except to the extent that any of the following is not reasonably likely to have a Material Adverse Effect on the Business, the Acquired Assets or the Company Entities:
(i)    each Company Entity is, and has been during the three (3) year period prior to the Agreement Date, in compliance in all material respects with all Requirements of Law relating to the Business and the Acquired Assets; and
(ii)    each Company Entity (A) is not, and has not been during the three (3) year period prior to the Agreement Date, subject to any capital plan or supervisory agreement or cease and desist or similar order or directive or memorandum between it and any Governmental Authority relating to the Business or the Acquired Assets, and (B) has not during the three (3) year period prior to the Agreement Date adopted any board resolutions in connection with any enforcement action requested by any Governmental Authority.
(j)    Account Documentation; Accounts; Gross Receivables. Except to the extent that any of the following would not have a Material Adverse Effect on the Business, the Acquired Assets or the Company Entities:
(i)    Each Credit Card Agreement and each Account, including the Gross Receivables thereunder, is a legal, valid and binding obligation of each obligor thereunder, including any cosigner, guarantor or surety, is enforceable against such obligors in accordance with its terms and is not subject to offset, recoupment or adjustment or any other valid cognizable claim or defense of a Cardholder, subject to (A) claims or defenses on disputed Credit Card transactions or refunds asserted by Cardholders in the ordinary course, (B) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other laws relating to or affecting creditors’ rights generally and the effect of general equitable principles, (C) Account fraud of Cardholders or third parties (other than the Company Entities and their Affiliates) and (D) the Servicemembers Civil Relief Act; provided, that, to the extent the foregoing representation regarding the enforceability of the Credit Card Agreements is dependent upon the capacity, authority or any other factor relating to the identity or status of the obligor, such representation as to such matters is given solely to the Company Entities’ Knowledge;

(ii)    All amounts due and payable on the Accounts are payable only in U.S. dollars. As of the Closing Date, no Account is secured by any collateral whatsoever;
(iii)    Each of the Accounts has been underwritten by the Company Entities in compliance with the Business Policies and Procedures as in effect at the applicable times and complies with the applicable Credit Card Agreement;
(iv)    All Credit Card Applications have been solicited, taken and evaluated and applicants notified in a manner that complied with all applicable Requirements of Law;
(v)    All Accounts have been solicited, opened and originated, maintained and serviced in all material respects, in compliance with applicable Requirements of Law;
(vi)    All terms and conditions applicable to, and disclosures made in connection with, the Accounts complied in all material respects with all applicable Requirements of Law;
(vii)    Company Bank has not materially violated or breached, or committed any material default under, any Credit Card Agreements which remains uncured;
(viii)    The terms of the Credit Card Agreements have not been waived, impaired, altered or modified in any respect (other than on a case by case basis as reflected in the Master File);
(ix)    Schedule D contains the forms of the Credit Card Agreements governing the Accounts;
(x)    Schedule E contains the Company Entities’ write-off policy as of the Agreement Date;
(xi)    The Gross Receivables have arisen under the Accounts;
(xii)    No Account includes a minimum payment calculation that is established by the Company Entities as a set payment for a particular balance until such balance is paid in full (other than a payment calculation that is modified for a consumer credit counseling service or other debt management program provided by a consumer credit counseling service); and
(xiii)     There are no Prohibited Accounts and the Estimated Closing Statement accurately characterizes the Accounts between Accounts that are Written-Off Accounts and Accounts that are not Written-Off Accounts; provided, that the sole remedy for any breach of the representations set forth in this Section 4.1(j)(xiii) is the remedy set forth in Section 2.8.

(k)    No Account Restrictions. If an Account contains terms that cannot be changed by the Purchaser, or that otherwise materially limit the Purchaser’s ability to change the terms of such Account, such limitation is required to comply with the Requirements of Law or was contained in the due diligence materials provided by the Company Entities to Purchaser prior to the Agreement Date (other than such terms or limitations that became effective after the date of delivery of such due diligence materials).
(l)    Operating Regulations. Company Bank is a member in good standing of each Network the brand of which will be on any of the Credit Cards constituting part of the Acquired Assets.
(m)    No Brokers or Finders. The Assumed Liabilities do not include, and the Company Entities are solely responsible for and shall pay, any Liability incurred by any of them or any of their Affiliates for any financial advisory fees, brokerage fees, commissions or finder’s fees directly or indirectly in connection with this Agreement or the transactions contemplated hereby or by the Ancillary Agreements.
(n)    Marketing Agreements. There are no material Contracts, including any affinity card or similar agreements, relating to the marketing of any product or service to Cardholders by third parties. The Purchaser will not be required to assume any such Contracts pursuant to this Agreement.
(o)    Re-aged Accounts. To the extent any Account existing as of the Agreement Date or as of the Closing Date, as the case may be, has been re-aged, such Account has been re-aged in accordance with the Company Entities’ reage policy as in effect at the applicable time, other than any noncompliance that affected a de minimis number of such Accounts. Schedule H contains the existing reage policy of the Company Entities as of the Agreement Date.
(p)    Sale or Use of Cardholder List. Since January 31, 2013, except for the lease or license of the Cardholder List to enhancement and marketing vendors in the ordinary course of business, no Company Entity nor any Affiliate thereof has sold, transferred, leased or licensed the Cardholder List, or any part thereof, to any third party for their independent use. Each such vendor is contractually required to maintain the confidentiality of the Cardholder List, is restricted to a specific use or uses of the Cardholder List and is required to return or destroy the Cardholder List upon completion of the permitted use or uses.
(q)    Accuracy of Master File. The Master File to be delivered pursuant to Section 2.7 will be true, complete and accurate in all material respects as of the Cut-Off Time, and the Master File will not contain any untrue statement of a material fact or omit to state a material fact which is necessary to make the facts stated therein not misleading.
(r)    No Liens. There are no Liens with respect to Taxes (except for Permitted Liens) upon any of the Acquired Assets.
(s)    Privacy. Each of the Company Entities has implemented policies and procedures reasonably designed to prevent, detect and mitigate the risk of identity theft in the Accounts. Each of the Company Entities has complied in all material respects with all applicable

Requirements of Law relating to the protection of the confidential information and privacy of the Purchaser, Cardholders or Applicants, including Title V of the federal Gramm-Leach Bliley Act.
(t)    Accounting Treatment of Transfer. The Company Entities intend to treat the conveyance of the interest in the Accounts, Gross Receivables and the other Acquired Assets to the Purchaser pursuant to this Agreement as a sale for purposes of GAAP.
(u)    No Ancillary Products. There are no Ancillary Product Contracts.
(v)    Taxes. The Company Entities have timely filed (or caused to be timely filed) all material Tax Returns that were required to be filed on or before the Cut-Off Time (taking into account all applicable extensions) with respect to the Business or any Acquired Asset and all such Tax Returns are true, accurate and complete in all material respects. The Company Entities have timely paid all material Taxes shown as due on any such Tax Return and have timely paid any other material Taxes attributable to the Business or any Acquired Asset (whether or not shown on any Tax Return).
Section 4.2    Representations and Warranties of the Purchaser. As of the Agreement Date and the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) the Purchaser represents to the Company Entities as follows:
(a)    Existence and Authority. The Purchaser is a national banking association, duly organized and validly existing under the laws of the United States, and has the requisite power and authority to carry on its business as now conducted and to acquire the Acquired Assets and operate the Business, including extending credit and maintaining the loans extended pursuant to the Credit Card Agreements. The Purchaser’s deposit liabilities are insured by the Federal Deposit Insurance Corporation and all premiums and assessments required to be paid in connection therewith have been paid by the Purchaser when due.
(b)    Authorization and Validity. The Purchaser has the requisite corporate or other power and authority to execute, deliver and perform its obligations under this Agreement and each of the Ancillary Agreements in the case of the obligations to complete the Purchase and Assumption contemplated hereby. This Agreement and each Ancillary Agreement have been duly authorized by the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and each Ancillary Agreement has been or shall have been, at the Closing Date, duly executed and delivered by the Purchaser. Assuming that this Agreement and the Credit Card Program Agreement have been, and that the other Ancillary Agreements have been or will be on or prior to the Closing Date, duly authorized, executed and delivered by the Company Entities and the other parties thereto, each of this Agreement and the Credit Card Program Agreement is, and each of the other Ancillary Agreements is or will be, at the Closing Date, the legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer and other laws affecting creditors’ rights generally and to general equitable principles.
(c)    Governmental and Third-Party Consents. No notices, reports or other filings are required to be made by the Purchaser with, nor are any consents, registrations,

approvals, permits or authorizations required to be obtained by it from, any Governmental Authority or any other third party in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Purchaser or the consummation by the Purchaser of the transactions contemplated by this Agreement or the Ancillary Agreements, except for such notices, reports, filings, consents, registrations, approvals, permits or authorizations, the failure to make or obtain which would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business or the Acquired Assets as of the Closing Date (after giving effect to the Closing) or on the Purchaser.
(d)    No Conflicts. The execution, delivery and performance by the Purchaser of this Agreement and the Ancillary Agreements do not, and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not:
(i)    breach, violate, conflict with, or be prohibited by the Purchaser’s Constituent Documents;
(ii)    breach, violate, conflict with, or be prohibited by any other Requirements of Law applicable to the Purchaser;
(iii)    breach, violate, create material obligations under, conflict with, be prohibited by or result in a default under the terms, conditions or provisions of any Contract of the Purchaser, or give any Person the right to terminate or cancel any right of the Purchaser under any such Contract, or accelerate the performance of its obligations thereunder; or
(iv)    result in the creation of any Lien, other than a Permitted Lien, on the properties or assets of the Purchaser (with or without the giving of notice or the lapse of time, or both);
except in each case described in clause (ii), (iii) or (iv) for any breach, violation, default, termination, cancellation , acceleration or Lien that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business or the Acquired Assets as of the Closing Date (after giving effect to the Closing) or on the Purchaser.
(e)    Compliance with Laws. Except to the extent that any of the following would not have a Material Adverse Effect on the Business or the Acquired Assets as of the Closing Date (after giving effect to the Closing) or on the Purchaser:
(i)    the Purchaser is, and has been during the three (3) year period prior to the Agreement Date, in compliance with all Requirements of Law; and
(ii)    the Purchaser (A) is not and has not been during the three (3) year period prior to the Agreement Date, subject to any capital plan or supervisory agreement, matter requiring attention or other examination finding, cease and desist or similar order or directive or memorandum between it and any Governmental Authority or issued by any Governmental Authority, and (B) has not during the three (3) year period prior to the Agreement Date adopted any board resolutions in connection with any enforcement action requested by any Governmental Authority.
(f)    Available Funds. The Purchaser or the Guarantor has sufficient cash to enable it to pay the Estimated Purchase Price as required by subsection 3.1(c) and to timely pay any other amounts to be paid by it under this Agreement.
(g)    Litigation. There are no Actions pending against the Purchaser, any Affiliate of the Purchaser, or any of their respective assets, or to the Purchaser’s Knowledge, threatened against the Purchaser, any Affiliate of the Purchaser, or any of their respective assets, that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Business or the Acquired Assets as of the Closing Date (after giving effect to the Closing) or on the Purchaser. There are no Actions pending or to the Purchaser’s Knowledge, threatened, that (i) assert the invalidity or unenforceability of this Agreement, (ii) seek to prevent the consummation of any of the transactions contemplated by this Agreement, or (iii) seek any determination or ruling that, individually or in the aggregate, would materially and adversely affect the performance by the Purchaser of its obligations under this Agreement.
(h)    No Brokers or Finders. Any liability incurred by the Purchaser or its Affiliates for any financial advisory fees, brokerage fees, commissions or finder’s fees directly or indirectly in connection with this Agreement or the transactions contemplated hereby or by the Ancillary Agreements will be borne by the Purchaser or its Affiliates.
(i)    Absence of Certain Changes. Since January 31, 2015, there has not been any event, occurrence, change or circumstance that would reasonably be expected to have, a Material Adverse Effect on the Business or the Acquired Assets (after giving effect to the Closing) or on the Purchaser.
(j)    Accounting Treatment of Transfer. The Purchaser intends to treat the acquisition of the interest in the Acquired Assets from the Company Entities pursuant to this Agreement as a sale for purposes of GAAP.
(k)    Operating Regulations. The Purchaser is, and will be as of the Closing Date and thereafter (subject to the Credit Card Program Agreement), a member in good standing of each Network the brand of which will be on any of the Credit Cards used in connection with the Acquired Assets and will have as of the Closing Date and thereafter (subject to the Credit Card Program Agreement) full authority under applicable regulations of any Network to issue the Credit Cards, use and display applicable trademarks of such Network.
Section 4.3    No Other Representations or Warranties. Except as expressly set forth in this Article IV or in any of the Ancillary Agreements, none of the Company Entities or the Purchaser have made or make any other express or implied representations, or any express or implied warranty, either written or oral, with respect to the Acquired Assets, the Assumed Liabilities or the Company Entities, the Business or the Purchaser, respectively.

ARTICLE V

COVENANTS
Section 5.1    Access and Confidentiality.
(a)    Until the Closing Date, upon reasonable prior notice and subject to applicable Requirements of Law relating to the exchange of information, the Company Entities will permit the Purchaser and the Purchaser’s authorized representatives to have reasonable access, during regular business hours for purposes consistent with this Agreement, to the personnel (including the employees, and shall instruct such personnel to cooperate with such party), properties and books and records relating to the Business (including reasonable access to the servicing reports, systems and procedures of Company Bank), to the extent that such access does not materially interfere with the business of such party; provided, that the party requiring such access complies with the confidentiality obligations contained herein and in the Credit Card Program Agreement and in the Confidentiality Agreement, dated as of July 22, 2014, by and between The Toronto-Dominion Bank, on behalf of itself and its subsidiaries, including the Purchaser, and Nordstrom, Company Bank, LLC, and NCI (the “Confidentiality Agreement”); and provided, further, that the foregoing shall not (i) require Company Bank to permit any inspection, or to disclose any nonpublic supervisory information for which Company Bank has not received regulatory approval to share, (ii) require a party to share information that in such party’s reasonable judgment would result in the disclosure of any trade secrets of third parties or trade secrets of such party or its Affiliates unrelated to the Business, (iii) require a party to violate any obligations of such party to any third party with respect to confidentiality if such party shall have used commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure or (iv) require any disclosure by such party that could, as a result of such disclosure, have the effect of causing the waiver of any attorney-client privilege. If any material is withheld by the Company Entities pursuant to subclause (ii), (iii) or (iv) of the preceding sentence, upon the reasonable request by the Purchaser, the Company Entities shall use commercially reasonable efforts to find a method whereby such information may be provided to the Purchaser without so giving rise to any such waiver of privilege or such violation of Requirements of Law, provided, that the Purchaser shall provide commercial reasonable cooperation as may be reasonably requested to facilitate the provision of such information.
(b)    The parties hereto agree to comply with the Confidentiality Agreement until the Closing Date, at which time the Confidentiality Agreement shall be deemed terminated and superseded by the confidentiality provisions of the Credit Card Program Agreement.
(c)    Each party shall be entitled to specific performance of the foregoing provisions of this Section 5.1 in addition to any other remedies that they may have at law or in equity.
Section 5.2    Conduct of Business.
(a)    Each Company Entity agrees that it shall, and that it shall cause its Affiliates to, in each case with respect to the Business or the Acquired Assets, from the date hereof through the Closing Date, conduct the Business and originate, create, acquire or use the acquired Assets in the ordinary course of business in accordance with past practices and standards (including collection practices and accounting practices for charge-offs) as in effect on the date hereof, and in accordance with Requirements of Law, except to the extent any change or deviation is: (A) made in accordance with the procedures set forth in the Credit Card Program Agreement or expressly permitted by this Agreement or the Credit Card Program Agreement (including defeasance of the Company Entities’ obligations in respect of the Series 2011-1 Notes and under the Securitization Documents), (B) required by Requirements of Law, (C) set forth in Section 5.2(a) of the Company Entities’ Disclosure Schedule or (D) expressly consented to by the Purchaser by prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).
(b)    Without limiting the foregoing clause (a), and except in accordance with the procedures set forth in the Credit Card Program Agreement, as set forth on Section 5.2(b) of the Company Entities’ Disclosure Schedule, as expressly permitted by this Agreement or the Credit Card Program Agreement, as required by Requirements of Law or as expressly consented to by the Purchaser by prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), until the Closing Date, each Company Entity agrees that it shall not, and that it shall cause its Affiliates not to:
(i)    change in any material respect its credit or underwriting, posting, collection, pricing, marketing, origination, charge-off or reage policies and procedures with respect to the Acquired Assets or the Business;
(ii)    change in any material respect the forms of Credit Card Agreement currently used by the Business, or implement any change in the terms and conditions of the Credit Card Agreements or the Accounts, other than any changes made on an individual, case by case basis in the ordinary course of business;
(iii)    issue any written communication to any Cardholder in a manner that identifies the Purchaser with respect to the transactions contemplated by this Agreement, provided, that nothing shall prohibit the Company Entities from issuing communications to individual Cardholders or customers, provided, that such communications are generally consistent with the public disclosures previously made by the parties in accordance with the terms of this Agreement regarding the transactions contemplated by this Agreement and the Ancillary Agreements;
(iv)    sell, lease or otherwise dispose of any of the Acquired Assets, except (A) in the course of collection in the ordinary course of business in accordance with past practices and standards or (B) pursuant to the terms of Contracts or commitments existing as of the date of this Agreement and set forth in the Company Entities’ Disclosure Schedule; or
(v)    agree with any Person or otherwise commit itself to do any of the foregoing.

Section 5.3    Reasonable Efforts; Other Filings.
(a)    Subject to the terms and conditions of this Agreement, the Purchaser will, and the Company Entities will, and each will cause their Affiliates to, use commercially reasonable efforts to take, or cause to be taken, all actions and will do, or cause to be done, all things necessary, proper or advisable under applicable Requirements of Law, so as to permit consummation of the Purchase and Assumption as promptly as reasonably practicable and otherwise to enable consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, and will cooperate fully to that end, including using commercially reasonable efforts to cause the consummation of the Purchase and Assumption to occur by October 1, 2015.
(b)    Without limiting subsection 5.3(a), the Company Entities will, and the Purchaser will, and each will cause their Affiliates to, use commercially reasonable efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of each Governmental Authority necessary to consummate the transactions contemplated by this Agreement and the Ancillary Agreements; provided, however, that neither the Purchaser nor the Company Entities, nor any of their Affiliates, shall be required to defend, lift, mitigate or rescind the effect of any litigation or administrative proceeding involving any Governmental Authority adversely affecting the transactions contemplated by this Agreement. Each of the Company Entities, on the one hand, and the Purchaser, on the other hand, shall consult with the other with respect to the obtaining of such permits, consents, approvals and authorizations and to keep the other apprised of the status thereof. Subject to Requirements of Law and appropriate confidentiality protections, the Company Entities and the Purchaser shall each furnish to the others such necessary information as any of the other parties may request in connection with the foregoing; provided, that the Company Entities and the Purchaser may choose to comply with this provision by direct submission of the requested information to the applicable Governmental Authority. Each party shall, subject to applicable Requirements of Law, permit counsel for the other party to review in advance any such proposed written communication to any Governmental Authority and consider in good faith any reasonable comments provided by the other party.
(c)    Without limiting the foregoing, the Company Entities will, and the Purchaser will, and each will cause their Affiliates to, use commercially reasonable efforts to obtain the Requisite Regulatory Approvals in time to permit the Closing Date to occur as soon as reasonably practicable. Each of the Company Entities will, and the Purchaser, will, and each will cause their Affiliates, without any request or demand by the other, to initiate all necessary filings related to the Requisite Regulatory Approvals no later than thirty (30) Business Days from the execution and delivery of this Agreement and to prosecute actively all such filings and pursue the receipt of each Requisite Regulatory Approval (it being understood that (i) any amendment or supplement to such filings, or (ii) any withdrawal of any such filings in connection with a subsequent re-filing requested by a Governmental Authority, in each case, by any of the parties hereto shall not result in a breach of this Section 5.3(c)). Notwithstanding the foregoing and anything else in this Agreement, nothing contained herein shall be deemed to require the Company Entities or the Purchaser, as applicable, or any of their Affiliates to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Authorities that would have a Material Adverse Effect on the business, operations, results of operations or the financial condition of the Company Entities or the Purchaser, as applicable, or that would constitute an Unreasonable Condition.
(d)    The Company Entities shall reasonably cooperate with the Purchaser in connection with the Purchaser’s preparation and filing of Financing Statements evidencing and perfecting the transactions contemplated hereby in accordance with subsection 2.1(c).
(e)    The Purchaser will promptly notify the Company Entities in writing, and the Company Entities will promptly notify the Purchaser in writing, upon (i) becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the execution of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereunder and thereunder, or (ii) receiving any notice from any Governmental Authority of its intention to (A) institute an Action to restrain or enjoin the execution of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereunder and thereunder or (B) nullify or render ineffective this Agreement or the Ancillary Agreements if such transactions are consummated.
(f)    The parties agree to take the actions set forth in Schedule K with respect to applications for certain licenses or qualifications.
Section 5.4    Additional Instruments. At the reasonable request of the Company Entities, on the one hand, or the Purchaser, on the other hand, at or after the Closing, the Person receiving such request will promptly execute and deliver, or cause to be executed and delivered, to the requesting party such assignments, bills of sale, assumption agreements, consents and other similar instruments in addition to those required by this Agreement, in form and substance satisfactory to the requesting party, as may be reasonably necessary to carry out or implement any provision of this Agreement or any Ancillary Agreement, including the consummation of the transactions contemplated thereby.
Section 5.5    Company Licensed Marks; Branding. It is expressly agreed that, except for the limited license granted in the Credit Card Program Agreement, the Purchaser is not purchasing or acquiring any right, title or interest in Company Licensed Marks. The Purchaser acknowledges that the Company Entities or their Affiliates own the Company Licensed Marks, all rights therein and goodwill related thereto and symbolized thereby.
Section 5.6    Bulk Sales Law. The Purchaser hereby acknowledges that the Company Entities do not intend to comply, in connection with the transactions contemplated hereby, with the provisions of any applicable bulk sales law (including the Uniform Commercial Code Bulk Transfer provisions), other than any applicable bulk sales regulation promulgated by the Office of the Comptroller of the Currency.
Section 5.7    Cooperation in Litigation. The Company Entities and the Purchaser shall cooperate, to the extent reasonably requested by the other, in the handling and disposition of any Actions related to this Agreement or the transactions contemplated by this Agreement, other than those Actions contemplated by Article IX; provided, however, that this Agreement shall not in any way limit or supersede the provisions of the last sentence of Section

5.3(c) and the party ultimately responsible for discharging such Action shall have the authority to take such actions as it deems necessary or advisable, in its sole discretion, to discharge such Action, subject, however, to the provisions of this Agreement.
Section 5.8    Post Closing Access. Each of the Purchaser and the Company Entities shall retain the data, records, documents and other information relating to the Acquired Assets in accordance with Section 4.14(g) of the Credit Card Program Agreement. Each of the Purchaser and the Company Entities shall, upon reasonable notice of the other party and subject to applicable Requirements of Law relating to the exchange of information, take commercially reasonable efforts to afford to the other party, its Affiliates and its representatives reasonable access (including the right to copy), without charge, during normal business hours, to the Acquired Assets, the books and records relating thereto, any Person who maintains or controls any of the foregoing for such disclosing party or its Affiliates, all as may be reasonably requested by the requesting party or any of its Affiliates in order to enable the requesting party to (i) prepare the Final Closing Statement and participate in the resolution of any disputes relating thereto; (ii) permit the performance of any covenants required to be performed under this Agreement and the Ancillary Agreements after the Closing Date by the requesting party; (iii) permit the preparation of any Tax Return or other document required to be filed with any Governmental Authority; and (iv) respond to any proceeding or to any claim made, or to any request for information, by any Governmental Authority or any other Person not a party hereto or an Affiliate thereof, including any Cardholder with respect to matters that may constitute Excluded Liabilities, provided, however, that the foregoing shall not require such disclosing party to permit any inspection, or to disclose any nonpublic supervisory information for which the requesting party has not received regulatory approval to share or any information subject to any attorney-client privilege. To the extent that disclosure pursuant to this Section 5.8 would reasonably be expected to result in a waiver of the attorney client privilege, upon the reasonable request by the requesting party, the disclosing party shall use commercially reasonable efforts to find a method whereby such information may be provided to the requesting party without so giving rise to any such waiver of privilege or such violation of Requirements of Law, provided, that the requesting party shall provide commercial reasonable cooperation as may be reasonably requested to facilitate the provision of such information.
Section 5.9    Credit Balances. The parties shall cooperate to ensure that credit balances outstanding on Accounts as of the Cut-off Time do not exceed one percent (1%) of the aggregate amount owed (without deduction of credit balances) to the Company Entities on all Accounts as of the Cut-off Time, and in no event shall credit balances in excess of one percent (1%) of the aggregate amount owed (without deduction of credit balances) to the Company Entities on all Accounts be transferred to the Purchaser.
Section 5.10     Communications with Cardholders. Except as otherwise expressly contemplated by the Credit Card Program Agreement, the Purchaser and its Affiliates shall not communicate with the Cardholders in their capacity as such (whether by mail, telephone or otherwise) without the prior written consent of the Company Entities.

ARTICLE VI

TAX MATTERS
Section 6.1    Assistance and Cooperation. At the requesting party’s expense, the parties hereto shall furnish or cause to be furnished to each other, promptly upon reasonable request, any information and assistance relating to the Acquired Assets as the requesting party deems reasonably necessary in connection with the filing of any Tax Returns, the preparation for any audit by any Taxing authority, the response to any inquiry by a Taxing authority, the mailing or filing of any notice and the prosecution or defense of any claim, suit or proceeding relating to any Tax Returns or any other filing required to be made with any Taxing authority or any other matter related to Taxes. The Purchaser and the Company Entities will cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Acquired Assets.
Section 6.2    Transfer Taxes. Notwithstanding anything in this Agreement to the contrary, all excise, use, transfer, documentary, stamp, sales or similar Taxes, but excluding sales taxes that are addressed in Section 4.17 of the Credit Card Program Agreement, that are payable or that arise as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and any recording or filing fees with respect thereto will be borne one half by the Purchaser and one half by the Company Entities. The Purchaser’s portion of such Taxes shall not be considered Excluded Liabilities.
Section 6.3    Tax Payments. The Company Entities agree that they will remain liable for and will pay (i) any Taxes with respect to the Business and the Acquired Assets that accrue or otherwise relate to any taxable period prior to the Closing Date, and (ii) any federal, state or local income Taxes to which the Company Entities or their Affiliates become subject as a result of any gain realized on the transactions contemplated by this Agreement.
ARTICLE VII

CONDITIONS
Section 7.1    Conditions to Each Party’s Obligations to Effect the Purchase and Assumption. The respective obligations of the Company Entities and the Purchaser to effect the Purchase and Assumption are subject to the fulfillment or written waiver, at or prior to the Closing Date, of the following conditions:
(a)    Requisite Regulatory Approvals. The Requisite Regulatory Approvals shall have been obtained or made and shall be in full force and effect and all waiting periods required by applicable Requirements of Law in connection therewith shall have expired or been terminated and, without limiting the provision of Section 7.1(b) and subject thereto, all conditions required in connection therewith shall have been satisfied.
(b)    No Unreasonable Condition. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any judgment, order,

injunction, rule or decree or taken any other action that individually or in the aggregate constitutes an Unreasonable Condition (whether temporary, preliminary or permanent).
(c)    Third Party Consents. The consents and approvals of the Persons set forth in Schedule G with respect to the Closing shall have been obtained and shall be in full force and effect, except to the extent that the failure to obtain such a consent or approval would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Acquired Assets.
(d)    Rating Agency Condition. The Rating Agency Condition shall have been satisfied with respect to the defeasance of the Company Entities’ obligations in respect of the Series 2011-1 Notes and under the Securitization Documents.
(e)    No Injunction or Prohibition. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, by-law, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and prohibits or makes illegal consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.
(f)    Credit Card Program Agreement. The Credit Card Program Agreement shall have been duly executed and shall be in full force and effect in accordance with its terms as executed.
(g)    Transfer of BIN. The BIN relating to the Co-Branded Accounts, in accordance with the applicable procedures of the Network, shall have been transferred to Bank, and the Company Entities shall have created reporting flags or, as mutually agreed by the parties hereto, other indicators with First Data Resources, LLC, and such flags shall have been validated, in order to permit for daily settlement of Private Label Accounts, Corporate Accounts and Employee Accounts in accordance with the Credit Card Program Agreement.
(h)    Release of Securitization Receivables. The Indenture Trustee shall have executed such documents of transfer and assignment as are contemplated by the Indenture to release the Securitization Receivables and all proceeds thereof from the lien of the Indenture, and convey to LLC all right, title and interest of the Trust to the Securitization Receivables and all proceeds thereof and all funds in the Securitization Bank Accounts.
(i)    True Sale Opinion. The Purchaser and the Company Entities shall have received the True Sale Opinion, in form and substance reasonably satisfactory to the Purchaser and the Company Entities, and a letter authorizing the Purchaser and the Company Entities to provide a copy of such opinion to each party’s respective auditors solely as an evidential matter in support of such auditors’ evaluation of management’s assertion that the transfer of the Acquired Assets meets the isolation criterion of ASC 860.
(j)    Tax Opinion. The Purchaser and the Company Entities shall have received the Tax Opinion, in form and substance reasonably satisfactory to the Purchaser and the Company Entities, as shall be required or advisable in connection with the defeasance of the obligations of the Company Entities in respect of the Series 2011-1 Notes and under the Securitization Documents.

Section 7.2    Conditions to Obligations of the Purchaser. The obligations of the Purchaser to effect the Purchase and Assumption are subject to the fulfillment or written waiver, at or prior to the Closing Date, of the following additional conditions:
(a)    Performance of Obligations. The Company Entities shall have performed in all material respects all their covenants and agreements set forth in this Agreement, to the extent required at or prior to the Closing Date.
(b)    General Representations. The representations of the Company Entities (other than the Company Entity Fundamental Representations) set forth in this Agreement shall be true and correct as of the Closing Date, except that representations that by their terms speak as of the Agreement Date or some other date shall be true and correct only as of such date (in each case, without giving any effect to any qualifications or limitations as to materiality, Material Adverse Effect or other similar qualifier contained therein), except to the extent that any failure to be so true and correct has not had, or is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company Entities, the Business or the Acquired Assets (after giving effect to the Closing).
(c)    Company Entity Fundamental Representations. The Company Entity Fundamental Representations shall be true and correct in all material respects as of the Closing Date, except that representations that by their terms speak as of the Agreement Date or some other date shall be true and correct only as of such date (in each case, without giving any effect to any qualifications or limitations as to materiality, Material Adverse Effect or other similar qualifier contained therein).
(d)    Certificate. The Purchaser shall have received a certificate signed by an authorized officer of each of the Company Entities, dated the Closing Date, to the effect that (i) the conditions set forth in subsections 7.2(a) and (b) have been satisfied and (ii) as of the Closing Date there shall not have occurred and be continuing any event of default of the Company Entities (or any event or occurrence which with notice or lapse of time would become such an event of default) under the Credit Card Program Agreement.
(e)    Instrument of Assignment and Assumption. The Instrument of Assignment and Assumption shall have been duly executed by the Company Entities.
Section 7.3    Conditions to Obligations of the Company Entities. The obligations of the Company Entities to effect the Purchase and Assumption are subject to the fulfillment or waiver in writing, at or prior to the Closing Date, of the following additional conditions:
(a)    Performance of Obligations. The Purchaser shall have performed in all material respects all its covenants and agreements set forth in this Agreement, to the extent required at or prior to the Closing Date.
(b)    Representations. The representations of the Purchaser set forth in this Agreement shall be true and correct as of the Closing Date, except that any representations that by their terms speak as of the Agreement Date or some other date, shall be true and correct only as of such date (in each case, without giving any effect to any qualifications or limitations as to materiality, Material Adverse Effect or other similar qualifier contained therein), except to the extent that any failure to be so true and correct has not had, or is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Purchaser and would not reasonably be expected to have a Material Adverse Effect individually or in the aggregate on the Business or the Acquired Assets (after giving effect to the Closing).
(c)    Certificate. The Company Entities shall have received a certificate signed on the Purchaser’s behalf by an authorized officer of the Purchaser, dated the Closing Date, to the effect that (i) the conditions set forth in subsections 7.3(a) and (b) have been satisfied and (ii) as of the Closing Date there shall not have occurred and be continuing any event of default of Bank (or any event or occurrence which with notice or lapse of time would become such an event of default) under the Credit Card Program Agreement.
(d)    Instrument of Assignment and Assumption. The Instrument of Assignment and Assumption shall have been duly executed by the Purchaser.
(e)    Guaranty. The Guaranty shall have been executed and delivered by the Bank Guarantor and shall be in full force and effect.
ARTICLE VIII

TERMINATION
Section 8.1    Termination. This Agreement may be terminated and the transactions contemplated by this Agreement and the Ancillary Agreements (including the Credit Card Program Agreement) may be abandoned at any time prior to the Closing only:
(a)    by the written consent of the parties hereto;
(b)    by either of the Purchaser or the Company Entities, if (i) any approval of a Governmental Authority, the lack of which would result in the failure to satisfy the condition set forth in subsection 7.1(a) has been denied by the Governmental Authority and the affected party has no opportunity to cure the fault giving rise to such denial, including through reapplication or appeal or (ii) any Governmental Authority shall have issued any judgment, order, injunction, rule, decree or Requisite Regulatory Approval that shall require a party to take or commit to take any actions, or agree to any conditions or restrictions that would individually or in the aggregate constitute an Unreasonable Condition;
(c)    by either the Purchaser or the Company Entities, if (i) any permanent injunction or Action by any Governmental Authority of competent jurisdiction prohibiting consummation of the transactions contemplated by this Agreement or the Ancillary Agreements becomes final and nonappealable; (ii) any Applicable Law makes consummation of the transactions contemplated by this Agreement or the Ancillary Agreements illegal or otherwise prohibited; or (iii) consummation of the transactions contemplated by this Agreement or the Ancillary Agreements would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction;

(d)    by either of the Purchaser or the Company Entities if the transactions contemplated by this Agreement and the Ancillary Agreements are not consummated by June 1, 2016; provided, however, that neither the Purchaser, on the one hand, nor the Company Entities, on the other hand, may terminate this Agreement pursuant to this subsection 8.1(d) if its (or one of its Affiliates’) breach of any representation, warranty or covenant contained herein has been the cause of or resulted in the failure to consummate such transactions by such date; or
(e)    by either of the Purchaser or the Company Entities, prior to the Closing Date, in the event of a breach or default in the performance by another party (other than any of such breaching or defaulting party’s Affiliates) of any representation, warranty, covenant or agreement hereunder, which breach or default (i) would, individually or in the aggregate with all other uncured breaches and defaults of the breaching or defaulting party, constitute grounds for the conditions set forth in subsection 7.2(a) or (b) or subsection 7.3(a) or (b), as the case may be, not to be satisfied at the Closing Date and which failure would be reasonably likely to have a Material Adverse Effect on the terminating party (other than any of its Affiliates) and (ii) has not been, or cannot be, cured within sixty (60) days after written notice, describing such breach or default in reasonable detail, is given by the terminating party to the breaching or defaulting party.
Section 8.2    Effect of Termination. If this Agreement is terminated, it shall be of no further effect and no party hereto (or any of its Affiliates, directors, officers, representatives or agents) will have any liability or further obligation to any other party to this Agreement, except for liabilities or obligations arising out of or related to fraud or any knowing or willful breach of this Agreement prior to such termination.
ARTICLE IX

SURVIVAL; INDEMNIFICATION
Section 9.1    Survival.
(a)    The representations or warranties of the parties in this Agreement will survive the Closing Date until the date which is eighteen (18) months after the Closing Date; provided, that the representations contained in subsections 4.1(a) (other than the last sentence thereof), 4.1(b), 4.1(g) and 4.1(m) (collectively, the “Company Entity Fundamental Representations”) and subsections 4.2(a), 4.2(b) and 4.2(h) (collectively, the “Purchaser Fundamental Representations”) and the representations contained in subsection 4.1(v) shall survive the Closing until sixty (60) days following the expiration of the applicable statutes of limitations.
(b)    No agreement or covenant in this Agreement will survive the Closing Date, other than the covenants set forth in Sections 2.4, 2.5, 2.6, 2.7, 5.4, 5.7, 5.8 and 8.2, Article VI, this Article IX and Article X.
(c)    No claim for indemnification pursuant to this Article IX for breach of any representation, warranty or covenant may be brought after the date on which such representation, warranty or covenant no longer survives; provided, that if any indemnification claim is asserted prior to the termination of the applicable survival period, the indemnifying party’s obligation hereunder with respect to such indemnification claim shall survive until such claim has been finally resolved. For the avoidance of doubt, the rights to indemnification pursuant to subsection 9.2(iii), the rights to indemnification of Excluded Liabilities pursuant to subsection 9.2(iv), the rights to indemnification of Assumed Liabilities pursuant to subsection 9.3(iii) and the rights to indemnification pursuant to subsection 9.3(iv), do not expire.
Section 9.2    Indemnification by Nordstrom. Nordstrom agrees to indemnify the Purchaser, its Affiliates and their respective officers, directors and employees against, and agree to hold each of them harmless from, any and all damage, loss, Liability, expense, judgment, settlement, claim, cost or penalty (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any Action and enforcement of any rights of indemnification against any Indemnifying Party or with respect to any appeal) (“Losses”) incurred or suffered by the Purchaser, any of its Affiliates or any of their respective officers, directors or employees, arising out of or resulting from, (i) any breach of a representation or warranty of any Company Entity contained in this Agreement or in any certificate delivered by any Company Entity pursuant to this Agreement (provided, however, that for purposes of this clause (i), with respect to any representation or warranty that by its terms contains a qualification or limitation as to materiality, Material Adverse Effect, or other similar qualifier, a breach of such representation or warranty shall be deemed to have occurred if there would have been a breach of such representation or warranty absent such qualification or limitation and Losses shall be calculated by disregarding such qualification or limitation), (ii) any breach of an agreement or covenant made by any Company Entity in this Agreement, (iii) any failure of any Company Entity or any of their Affiliates to comply with any Requirement of Law in connection with the consummation of the transactions contemplated hereby (iv) any Excluded Liability or (v) the item set forth on Section 9.2 of the Company Entities’ Disclosure Schedule. Moreover, notwithstanding the foregoing, the Purchaser and its Affiliates will not be entitled to indemnity pursuant to subsection 9.2(i): (A) in respect of any individual Action or individual claim, occurrence or any series of related Actions, claims or occurrences (including any class action) or any series of Actions or claims arising from similar facts, until Losses in respect of such individual or related or series of Actions, claims, facts or occurrences are greater than the De Minimis Claim Amount; or (B) for any Losses, until the aggregate amount of all such Losses incurred or suffered by the Purchaser or any of its Affiliates exceeds the Deductible Amount, in which case the Purchaser and its Affiliates shall be entitled to indemnification for the full amount of such Losses in excess of the Deductible Amount; provided, that in no event will the Purchaser and its Affiliates be entitled to indemnity for Losses pursuant to subsection 9.2(i), to the extent that the amount of Losses, in the aggregate, incurred or suffered by the Purchaser or any of its Affiliates pursuant to subsection 9.2(i) (other than in respect of a breach of a Company Entity Fundamental Representation) exceeds the Indemnity Cap Amount; and provided, further, that the limitations set forth in (A) and (B) above (including the limitation set forth in the foregoing proviso with respect to the Indemnity Cap Amount) shall not apply in respect of any indemnity for a breach of a Company Entity Fundamental Representation.
Section 9.3    Indemnification by the Purchaser. The Purchaser agrees to indemnify each Company Entity, each of its respective Affiliates against, and their respective officers, directors and employees, and agrees to hold each of them harmless from, any and all Losses incurred or suffered by a Company Entity, any of its Affiliates or any of their respective officers, directors or employees arising out of or resulting from, (i) any breach of a representation or warranty of the Purchaser contained in this Agreement or in any certificate delivered by the Purchaser pursuant to this Agreement (provided, however, that for purposes of this clause (i), with respect to any representation or warranty that by its terms contains a qualification or limitation as to materiality, Material Adverse Effect, or other similar qualifier, a breach of such representation or warranty shall be deemed to have occurred if there would have been a breach of such representation or warranty absent such qualification or limitation and Losses shall be calculated by disregarding such qualification or limitation), (ii) any breach of an agreement or covenant made by the Purchaser in this Agreement, (iii) any Assumed Liability, or (iv) any failure of the Purchaser or any of its Affiliates to comply with any Requirement of Law in connection with the consummation of the transactions contemplated hereby. Notwithstanding the foregoing, the Company Entities and their Affiliates will not be entitled to indemnity pursuant to subsection 9.3(i): (A) in respect of any individual Action or individual claim or occurrence or any series of related Actions, claims or occurrences (including any class action) or any series of Actions or claims arising from similar facts, unless Losses in respect of such individual or related series of Actions, claims, facts or occurrences are greater than the De Minimis Claim Amount; or (B) for any Losses, until the aggregate amount of all such Losses incurred or suffered by the Company Entities or any of their Affiliates exceeds the Deductible Amount, in which case the Company Entities and their Affiliates shall be entitled to indemnification for the full amount of Losses in excess of the Deductible Amount; provided, that in no event will the Company Entities or their Affiliates be entitled to indemnity for Losses pursuant to subsection 9.3(i) to the extent that the amount of such Losses, in the aggregate, incurred or suffered by the Company Entities or their Affiliates pursuant to subsection 9.3(i) (other than in respect of a breach of a Purchaser Fundamental Representation) exceeds the Indemnity Cap Amount; and provided, further, that the limitations set forth in (A) and (B) above (including the limitation set forth in the foregoing proviso with respect to the Indemnity Cap Amount) shall not apply in respect of any indemnity for a breach of a Purchaser Fundamental Representation.
Section 9.4    Notice, Settlements and Other Matters.
(a)    A party seeking indemnification pursuant to Section 9.2 or Section 9.3 (an “Indemnified Party”) must give prompt written notice to the party from whom such indemnification is sought (the “Indemnifying Party”) of the assertion or commencement of any Action, which notice shall describe in reasonable detail the issue in respect of which indemnity may be sought hereunder. Notwithstanding the foregoing, the failure of the Indemnified Party to furnish the written notice referred to in the preceding sentence in a prompt manner shall not affect its right to indemnification to the extent the Indemnifying Party’s ability to defend the matter is not materially prejudiced by such failure to give prompt notice. In the event that any third party claim is made against the Indemnified Party and the Indemnified Party notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party may elect at any time to negotiate a settlement or a compromise of such Action or to defend such Action, in each case at its sole cost and expense (subject to the limitations set forth in Section 9.2, if Nordstrom is the Indemnifying Party, or Section 9.3, if the Purchaser is the Indemnifying Party) and with its own counsel; provided, that such settlement or compromise shall require consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed) if (i) such Action is a matter involving criminal liability, (ii) such Action is a class action, (iii) the settlement or compromise includes an admission of wrongdoing by the Indemnified Party or contemplates any notices to or communication with any Shopper or injunctive or equitable relief or (iv) such settlement or compromise does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto (other than the Losses indemnifiable by the Indemnifying Party). Following any election by the Indemnifying Party to assume the defense of any such action or claim, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at its own expense unless the Indemnified Party reasonably concludes that representation of both parties by the same counsel would be inappropriate due to an actual or potential conflict of interest between them. If, within thirty (30) days of receipt from an Indemnified Party of the notice referred to above, the Indemnifying Party (A) advises the Indemnified Party in writing that it will not elect to defend, settle or otherwise compromise or pay such Action or (B) fails to make such an election in writing, the Indemnified Party may (subject to the Indemnifying Party’s continuing right of election in the preceding sentence), at its option, defend, settle, compromise or pay such Action; provided, that any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. Unless and until the Indemnifying Party makes an election in accordance with this Section to defend, settle, compromise or pay such action or claim, all of the Indemnified Party’s reasonable costs arising out of the defense, settlement, compromise or payment thereof will be Losses subject to indemnification by the Indemnifying Party (subject to the provisions and limitations of Sections 9.2 and 9.3, as applicable). Each Indemnified Party shall make available to the Indemnifying Party all information reasonably available to such Indemnified Party relating to such Action. If the Indemnifying Party elects to defend any such Action, the Indemnified Party may participate in such defense with counsel of its choice, which shall be at the Indemnified Party’s sole cost and expense unless the Indemnified Party reasonably concludes based on advice of its outside counsel that representation of both parties by the same counsel would be inappropriate due to an actual or potential conflict of interest between them.
(b)    The Indemnified Party will not have the right to settle any third party Action without the written consent of the Indemnifying Party if the Indemnifying Party is contesting such Action in good faith and has assumed the defense of such Action from the Indemnified Party or if the period for determining whether or not to assume the defense of such Action from the Indemnified Party has not expired.
(c)    In calculating the amount of any Losses of an Indemnified Party under this Article IX, there will be subtracted the amount of any (i) insurance proceeds (net of Taxes actually incurred and net of any increased premiums, deductibles or other costs incurred relating to the receipt of such proceeds and attributable solely to any such Loss or Losses, and as certified by an officer of the Indemnified Party), other than proceeds received through self-insurance or insurance provided by Affiliates of such Indemnified Party, actually received by the Indemnified Party with respect to such Losses and (ii) third-party payments actually received by the Indemnified Party with respect to such Losses (net of Taxes actually incurred), in each case without imposing any obligation on the Indemnified Party to pursue any insurance claim or any such receipt of such proceeds or payments referred to in clause (i) or (ii). In the event that the Indemnifying Party reimburses the Indemnified Party for any Losses prior to the occurrence of any events contemplated by clauses (i) or (ii) above, the Indemnified Party will remit to the Indemnifying Party any such amounts that the Indemnified Party subsequently receives or realizes with respect to such Losses. Upon the payment in full of any claim hereunder, the

Indemnifying Party will be subrogated to the rights of the Indemnified Party against any Person with respect to the subject matter of such claim.
(d)    Without limitation of their respective rights and obligations as set forth elsewhere in this Article IX, and subject to the procedures for indemnification claims set forth in this Article IX, each Indemnifying Party and Indemnified Party will act in good faith, and each Indemnified Party will use commercially reasonable efforts to mitigate any Losses indemnifiable hereunder, will use similar discretion in the use of personnel and the incurring of expenses as each Indemnifying Party would reasonably be expected to use if they were engaged and acting entirely at their own cost and for their own account, and will consult as regularly as reasonably practicable with each Indemnifying Party regarding the conduct of any Actions or the taking of any action for which indemnification may be sought.
(e)    The Company Entities and the Purchaser agree to treat and report all indemnity payments as additional adjustments to the amount of the total consideration paid for the Acquired Assets for all Tax purposes unless required by applicable Requirements of Law.
(f)    Notwithstanding anything to the contrary contained herein, in no event shall any Losses for which any Person is entitled to indemnification provided for herein cover, and in no event shall any party hereto be liable for Losses that include, any indirect damages, including consequential, incidental, exemplary or special damages, or punitive damages (except to the extent necessary to reimburse an Indemnified Party for judgments or awards actually awarded to third parties in respect of such types of damages).
(g)    After the Closing Date, other than as provided in Section 2.4 or the Credit Card Program Agreement, and except with respect to claims based on fraud, knowing or willful breach of this Agreement and/or claims seeking equitable remedies, this Article IX will constitute the Company Entities’ and the Purchaser’s (and their respective Affiliates’) exclusive remedy for any of the matters addressed herein or other claim arising out of or relating to this Agreement. For the avoidance of doubt, if the Closing does not occur, this Article IX shall not apply and the parties shall have the rights and remedies specified in Section 8.2.
ARTICLE X

MISCELLANEOUS
Section 10.1    Notices. All notices and other communications by the Purchaser or the Company Entities hereunder will be in writing to the other party and will be deemed to have been duly given when delivered in person, when received via a nationally recognized overnight delivery service, or when sent by United States registered or certified mail, with postage prepaid, addressed as follows:
if to the Purchaser to:

TD Bank USA, N.A.
1313 N. Market Street, 9th Fl.
Wilmington, DE 19801

Attn: David Boone
with a copy to (which shall not constitute notice):

The Toronto Dominion Bank
66 Wellington Street West, TD Tower
Toronto, Ontario, Canada M5K 1A2
Attn: General Counsel

with a copy to (which shall not constitute notice):

Sidley Austin LLP
1 South Dearborn Street
Chicago, Illinois 60603
Attn: William Eckland
if to all or any of the Company Entities to:
Nordstrom, Inc.
1617 Sixth Avenue
Seattle, Washington 98101
Attn: General Counsel
with a copy to (which shall not constitute notice):

Nordstrom fsb
13531 East Caley Avenue
Centennial, Colorado 80111
Attn: General Counsel
with a copy to (which shall not constitute notice):
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attn: Maripat Alpuche, Esq.
Notices and other communications may also be sent to such other address or addresses as the Purchaser or the Company Entities may from time to time designate by notice as provided herein, except that notices of change of address will be effective only upon receipt.
Section 10.2    Expenses. Except as otherwise provided herein, all legal and any other third-party costs and expenses incurred in connection herewith and the transactions contemplated by this Agreement and the Ancillary Agreements will be paid by the party incurring such expenses, except that all fees or other amounts payable to any Governmental Authority in connection with any Requisite Regulatory Approval shall be paid by the respective incurring party unless an alternate division is provided by statute, in which case the party designated by statute shall bear such expense.

Section 10.3    Successors and Assigns. This Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement and the rights and obligations hereunder may not be assigned by any party to any Person without the prior written consent of the other parties hereto, and any purported assignment without such consent shall be void.
Section 10.4    Entire Agreement; Amendment; Waiver. This Agreement and the Ancillary Agreements, including the Disclosure Schedule, Annexes and Schedules hereto and thereto, embody the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements with respect thereto, other than the Confidentiality Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement (or the other documents referred to in the preceding sentence) has been made or relied on by any party in entering into this Agreement. This Agreement may be amended, and any provision hereof waived, but only in writing signed by the party against whom such amendment or waiver is sought to be enforced.
Section 10.5    Counterparts. This Agreement may be executed in two or more counterparts, any of which may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf), and all of which will together constitute one and the same instrument.
Section 10.6    Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
Section 10.7    WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY REQUIREMENTS OF LAW, EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ANCILLARY AGREEMENTS OR ANY TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ANCILLARY AGREEMENTS.
Section 10.8    Severability. In case any one or more of the provisions contained herein will be invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby, so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to a party hereto.
Section 10.9    Public Announcement. The parties hereto shall mutually agree on the content, timing and distribution of a press release announcing the execution of this Agreement and shall consult with each other regarding the contents of any notice or filing required in connection with such announcement pursuant to Requirements of Law or stock exchange rules, and each party shall consult with the other with respect to any other press release or public notice in connection with the announcement of the execution of this Agreement that contains disclosure that differs from the disclosure contained therein; provided, that no further consultation shall be required for any future disclosure the contents of which are substantially the same as the disclosure for which such consultation was sought.
Section 10.10    Third-Party Beneficiaries. Nothing in this Agreement, expressed or implied, will confer on any Person, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities; provided, that the provisions of Article IX will inure to the benefit of the Indemnified Parties.
Section 10.11    Post-Closing Amounts Received and Paid.
(a)    All amounts received by the Purchaser or any of its Affiliates following the Closing in respect of any Excluded Assets (other than payments to any Indemnified Party in their capacity as such) shall be received by the Purchaser or any of its Affiliates as agent for and on behalf of Company Entities or Company Entities’ successors or assigns. The Purchaser shall, on a monthly basis, pay or cause to be paid all such amounts over to the Company Entities or Company Entities’ successors or assigns or as otherwise designated by Nordstrom, by wire transfer of immediately available funds, and shall provide the Company Entities information as to the nature and source of all such payments, including any invoice relating thereto.
(b)    Except as specified in the Credit Card Program Agreement, and other than when acting as servicer under the Credit Card Program Agreement, all amounts received by the Company Entities or any of their Affiliates following the Closing in respect of any Acquired Assets (other than payments to any Indemnified Party in their capacity as such), shall be received by the Company Entities, or any of their Affiliates, as agent for and on behalf of the Purchaser or the Purchaser’s successors or assigns and such amounts shall be paid by the Company Entities on a monthly basis to the Purchaser or as otherwise designated by the Purchaser, as applicable, by wire transfer of immediately available funds, along with any information as to the nature and source of all such payments, including any invoice relating thereto.
Section 10.12    Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedies to which they may be entitled at law or equity.
Section 10.13    Further Assurances. Each of the parties hereto shall, whenever and as often as reasonably requested to do so by another party hereto, execute, acknowledge and deliver any and all such other and further acts, assignments, endorsements, transfers and any instruments of further assurance, approvals and consents as are necessary or proper in order to complete, ensure and perfect (i) the Purchase and Assumption as contemplated hereby, and (ii) the consummation of the other transactions contemplated hereby.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Agreement has been executed on behalf of each of the parties hereto as of the day and year first above written.
PURCHASER:

TD BANK USA, N.A.

By:	/s/ David Boone
	Name:	David Boone
	Title:	EVP U.S. Partnerships & Shared Services

COMPANY ENTITIES:
NORDSTROM, INC.

By:	/s/ Michael G. Koppel
	Name:	Michael G. Koppel
	Title:	Executive Vice President & Chief Financial Officer

NORDSTROM FSB

By:	/s/ Steven C. Mattics
	Name:	Steven C. Mattics
	Title:	Chairman of the Board & Chief Executive Officer

NORDSTROM CREDIT, INC.

By:	/s/ Michael G. Koppel
	Name:	Michael G. Koppel
	Title:	Vice President & Treasurer

002005-0001-14906-ACTIVE.17378380.8